Exhibit 10.20

Description of Certain Compensatory Arrangements

Executive Compensation

Varian Medical Systems, Inc. (the “Company”) does not have a written employment agreement with any of its named executive officers (determined by reference to the Company's 2009 proxy statement dated December 29, 2008). The current annual base salary for each of the Company’s Principal Executive Officer, Principal Financial Officer, and the other named executive officers is as follows:

Name	Current Base Salary
Timothy E. Guertin, Corporate President and Chief Executive Officer	$875,000
Elisha W. Finney, Corporate Senior Vice President, Finance and Chief Financial Officer	$520,000
Dow R. Wilson, Corporate Executive Vice President and President, Oncology Systems	$606,000
Robert H. Kluge, Corporate Senior Vice President and President, X-ray Products	$412,000
John W. Kuo, Corporate Vice President, General Counsel and Corporate Secretary	$362,000

On November 13, 2009, the Compensation and Management Development Committee set the performance goals for fiscal year 2010 under the Company’s Management Incentive Plan (“MIP”) for the named executive officers and certain other executives. In the case of Timothy E. Guertin, Elisha W. Finney and John W. Kuo, payments under the MIP will be based 50% on return on sales (“ROS”) for the Company as a whole and 50% on a percentage growth of earnings before interest and taxes (“EBIT”) for the Company as a whole. In the case of Dow R. Wilson, payment under the MIP will be based 25% on return on sales (“ROS”) for the Company as a whole, 25% on the percentage growth in EBIT for the Company as a whole, 25% on return on sales (“ROS”) for the Oncology Systems business segment and 25% on the percentage growth in EBIT for the Oncology Systems business segment. In the case of Robert H. Kluge, payment under the MIP will be based 25% on return on sales (“ROS”) for the Company as a whole, 25% on the percentage growth in EBIT for the Company as a whole, 25% on return on sales (“ROS”) for the X-ray Products business segment and 25% on the percentage growth in EBIT for the X-ray Products business segment. Payment under the MIP may vary from $0 to 220% of base salary based upon achievement under these performance goals.

Set forth below are the percentages of base salary each of these individuals would receive if the target and maximum levels under the MIP are achieved:

Name	Target	Maximum
Timothy E. Guertin	110%	220%
Elisha W. Finney	80%	160%
Dow R. Wilson	80%	160%
Robert H. Kluge	60%	120%
John W. Kuo	60%	120%

These executive officers have also been extended certain perquisites, such as use of a leased automobile under the Company’s Executive Car Program. Under the Executive Car Program, the Company provides a leased vehicle costing up to $82,000 for the Chief Executive Officer and leased vehicles costing up to $68,000 for the other named executive officers. Insurance, maintenance expenses and fuel costs are also included in the Executive Car Program. Participants have an option to purchase the car at the end of its three-year lease period or upon retirement at the lower of its depreciated book value or its fair market value (based on the Kelley Blue Book Auto Market Report wholesale value).

The Company does not permit its executives to use the Company’s fractionally owned aircraft for purely personal trips. However, the Company allows and includes in an executive’s compensation, as applicable, aircraft use attributable to permitted spousal use of the fractionally owned aircraft for business purposes and spousal travel on commercial airplanes deemed valuable and appropriate for business purposes.

The Company reimburses executive officers and non-executive officers for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year and unlimited for the Chief Executive Officer). The Company also reimburses certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Additionally, for the benefit of the executives, the Company also provides a Company supplemental contribution match representing retirement contributions which could not be contributed to the executives’ qualified retirement accounts due to Internal Revenue Code limitations. The Company also permits executives to participate in the Company’s Deferred Compensation Plan, under which they may defer up to 50% of their base salaries and up to 100% of their cash incentives, and in compensation and benefit programs generally available to all other U.S. employees, such as the Company’s Employee Incentive Plan, Employee Stock Purchase Plan, 401(k) Retirement Program and supplemental life and disability insurance programs.

Mr. Wilson’s employment is governed by an offer letter that provides for certain additional compensation. Please refer to Exhibits 10.18 and 10.19 of the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2009.

Compensation of Directors

Annual Cash Compensation.    Each non-employee director receives an annual retainer of $45,000, except that the lead director receives an annual retainer of $60,000. The chairs of the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee also receive an additional $10,000 annual retainer for serving in these positions, and the chair of the Audit Committee receives an additional $15,000. Each non-employee director also receives $2,000 for each Board meeting attended ($1,000 if the Board meeting was an in-person meeting and the director attended by telephone or video conference), and $1,500 for each committee meeting attended ($750 if the committee meeting was an in-person meeting and the director attended by telephone or video conference). Directors who are employees receive no compensation for their services as directors. All directors, however, receive reimbursement for out-of-pocket expenses of the directors’ and the directors’ spouses (including tax reimbursement for spousal expenses) associated with attending Board and committee meetings and for expenses related to directors’ continuing education programs. Non-employee directors may elect to receive cash compensation as full-value shares of the Company’s common stock, at a value equal to the fair market value of the Company’s common stock on the date that the foregone cash compensation otherwise would have been paid. Directors may alternatively elect to defer their retainer and/or meeting fees under the Company’s Deferred Compensation Plan.

Equity Compensation. New non-employee directors do not receive initial equity awards, but each continuing non-employee director receives an annual grant of non-qualified stock options to purchase 5,000 shares of common stock and an annual grant of Deferred Stock Units having a fair market value on the date of grant of $100,000, based on the fair market value (i.e., the closing price) of our common stock on the date of grant.

Compensation for Levy as a Non-Executive Employee

In his role as a non-executive employee of the Company, Dr. Levy receives the following compensation:

•	base salary of $160,000;

•	provision of a leased office space at a fair market value;

•	provision of a part-time administrator; and

•	eligibility for the Corporation’s non-executive employee health and welfare benefit plans, subject to his election and contributions towards those benefit plans.

Dr. Levy is not eligible to participate in the Company’s Management Incentive Plan and in any executive perquisite programs, including the Executive Car Program and reimbursement for executive physicals. He is also not eligible for equity awards, paid personal leave accrual or for any supplemental retirement contributions in excess of the Company’s matching contributions under the Varian Medical Systems, Inc. Retirement Plan (the Company’s 401(k) Plan).

In his role as a non-executive employee of the Company (and in addition to his responsibilities as Chairman of the Board), Dr. Levy provides on-going advice and counsel to the management of the Company on strategic business and technological matters, and has involvement with investor groups and key customers.